                                                                     Exhibit 4.7
                          REGISTRATION RIGHTS AGREEMENT

         This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made and entered into as of the 14th day of May, 2002 by and between WORKSTREAM INC., a Canada corporation (the "Company") and the Holders (as set forth in Schedule 1 hereto) of the Warrants (as hereinafter defined) (the "Shareholders").


                                    RECITALS:
                                    ---------

         WHEREAS, in connection with that certain Securities Purchase Agreement dated as of April 18, 2002 and as amended by that certain Amended and Restated Securities Purchase Agreement dated as of May 14, 2002, by and between the Company and the Shareholders (the "Securities Purchase Agreement"), the Company has agreed, upon the terms and subject to the conditions contained therein, to issue and sell to the Shareholders, inter alia, warrants (the "Warrants") to purchase common stock ("Common Stock," the Common Stock into which the Warrants are convertible and any other shares of Common Stock described in Section 1(c) hereof, are sometimes hereinafter referred to as the "Securities"); and

         WHEREAS, the parties hereto entered into a registration rights agreement as of the 18th day of April, 2002 (the "Registration Rights Agreement"); and

         WHEREAS, the parties hereto wish to amend and restate the Registration Rights Agreement by entering into this Agreement; and

         WHEREAS, the Company desires to grant to the Shareholders certain registration rights relating to the Securities and the Shareholders desire to obtain such registration rights, subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual premises, representations, warranties and conditions set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Definitions and References. For purposes of this Agreement, in addition to the definitions set forth above and elsewhere herein, the following terms shall have the following meanings:

            (a) The term "Commission" shall mean the United States Securities and Exchange Commission and any successor agency.

            (b) The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act (as herein defined) and the declaration or ordering of effectiveness of such registration statement or document.

            (c) For purposes of this Agreement, the term "Registrable Securities" shall mean (i) any shares of Common Stock issued or issuable upon the proper exercise of the Warrants (the "Conversion Shares"); (ii) any Common Stock issued by way of a stock split with respect to the interest or a premium on the Warrants; (iii) any Common Stock issued pursuant to conversion rights set out in paragraph 2.1(vi) of the 8% Senior Subordinated Convertible Note; (iv) any Common Stock issued pursuant to conversion rights as set out in the Articles of Amendment of the Company with respect to the Class A, Series A Preferred Shares; and (v) up to 200,000 additional shares of Common Stock which any Shareholder may sell. For purposes of this Agreement, any Registrable Securities shall cease to be Registrable Securities when (w) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, (x) such Registrable Securities are eligible to be sold pursuant to Rule 144(k) (or any similar provision then in force) under the 1933 Act and counsel to the Company provides an opinion in form, substance and scope reasonably acceptable to the Holders that the Registrable Securities are eligible for sale under Rule 144(k), (y) such Registrable Securities have been otherwise transferred, and no stop transfer order affecting such Securities is in effect, and the Company has delivered new certificates or other evidences of ownership for such Registrable Securities not bearing any legend indicating that such Securities have not been registered under the 1933 Act or (z) such Registrable Securities are sold by a person in a transaction in which the rights under the provisions of this Agreement are not assigned.

            (d) The term "Holder" shall mean the Shareholder or any transferee or assignee thereof to whom the rights under this Agreement are assigned in accordance with Section 9 hereof, provided that the Shareholder or such transferee or assignee shall then own the Registrable Securities.

            (e) The term "1933 Act" shall mean the Securities Act of 1933, as amended.

            (f) The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

            (g) An "affiliate of such Holder" shall mean a person who controls, is controlled by or is under common control with such Holder, or the spouse or children (or a trust exclusively for the benefit of the spouse and/or children) of such Holder, or, in the case of a Holder that is a partnership, its partners.

            (h) The term "Person" shall mean an individual, corporation, partnership, trust, limited liability company, unincorporated organization or association or other entity, including any governmental entity.

            (i) References in this Agreement to any rules, regulations or forms promulgated by the Commission shall include rules, regulations and forms succeeding to the functions thereof, whether or not bearing the same designation.

         2. Mandatory Registration.

            (a) The Company shall prepare, and, as soon as practicable but in no event later than July 13, 2002, file with the SEC a Registration Statement or Registration Statements (as is necessary) on Form S-3 or such other appropriate form covering the resale of all of the Registrable Securities. The initial Registration Statement prepared pursuant hereto shall register for resale that number of shares of Company common stock shares equal to the number of Registrable Securities as of the date immediately preceding the date the Registration Statement is initially filed with the SEC, subject to adjustment as provided herein. If a Registration Statement covering the Registrable Securities is not filed with the SEC by July 13, 2002 (the "Registration Date"), for each thirty (30) day period (or pro-rata for any portion thereof) following the Registration Date during which no Registration Statement is filed with respect to the Registrable Securities, the Company will pay to each Purchaser in cash, an amount equal to 2.0% of the aggregate amount paid to the Company by such Purchaser on the date it purchased securities pursuant to the Securities Purchase Agreement. The Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as practicable, but in no event later than one hundred twenty (120) days after the date of filing. In the event the Registration Statement is not declared effective by the SEC on or prior to such date set forth in the immediately preceding sentence, (i) the Purchase Price (as defined in the Warrant) of the Warrant shall be reduced by 10% of the Purchase Price on each 30th day that the Registration Statement is not declared effective by the SEC and (ii) the Company shall make pro-rata payments to each Purchaser in cash an amount equal to 2.0% of the aggregate amount paid by such Purchaser on the date it purchased securities pursuant to the Securities Purchase Agreement, for any 30-day period or pro rata for any portion thereof following the date by which such Registration Statement should have been effective.

         3. Obligations of the Company. Whenever required under Section 2 to use its best efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:

            (a) prepare and file with the Commission such amendments and supplements to such Registration Statement (and any prospectus used in connection therewith) as may be necessary to keep such Registration Statement effective for a period of not less than two (2) years, or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold or all of such Registrable Securities are eligible to be sold pursuant to Rule 144(k) (or any similar provision then in force) under the 1933 Act and counsel to the Company provides an opinion in form, substance and scope reasonably acceptable to the Holders that the Registrable Securities are eligible for sale under Rule 144(k) (the "Registration Period"), and comply with the provisions of the 1933 Act with respect to the disposition of all Securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

            (b) furnish to each Holder of Registrable Securities to be included in the Registration Statement copies of such Registration Statement as filed and each amendment and supplement thereto, and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

            (c) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any selling Holder of Registrable Securities reasonably requests, and do any and all other acts which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided that the Company will not be required to
         (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(c) hereof,
         (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

            (d) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission;

            (e) notify each selling Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act (even if such time is after the period referred to in Section 3(a)), of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances being made not misleading, and prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances being made not misleading;

            (f) use its best efforts to cause all such Registrable Securities to be listed on any securities exchange or quotation system on which similar securities issued by the Company are then listed or traded; and

            (g) The Company will comply with the reporting requirements of Sections 13 and 15(d) of the 1934 Act, to the extent it shall be required to do so pursuant to such sections, and at all times while so required shall comply with all other public information reporting requirements of the Commission (including the reporting requirements which serve as a condition to utilization of Rule 144 promulgated by the Commission under the 1933 Act) from time to time in effect and relating to the availability of an exemption from the 1933 Act for the sale of any of the Registrable Securities held by the Holder. The Company will also cooperate with the Holder in supplying such information and documentation as may be necessary for the Holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the 1933 Act for the sale of the Registrable Securities held by the Holder.

         4. Obligations of the Holders.

            (a) The Company may require each selling Holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such Holder, such Holder's beneficial ownership of the Company's securities and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing.

            (b) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(e) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(e) hereof, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the Company shall extend the Registration Period by the number of days during the period from and including the date of the giving of such notice pursuant to Section 3(e) hereof to and including the date when each selling Holder of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 3(e) hereof.

         5. Incidental Registration. If the Company determines that it shall file a registration statement under the 1933 Act (other than a registration statement on a Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to the Company's existing stockholders) on any form that would also permit the registration of the Registrable Securities and such filing is to be on its behalf and/or on behalf of selling holders of its securities for the general registration of its common stock to be sold for cash, at each such time the Company shall promptly give each Holder written notice of such determination setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than forty (40) days from the date of such notice, and advising each Holder of its right to have Registrable Securities included in such registration. Upon the written request of any Holder received by the Company no later than twenty (20) days after the date of the Company's notice, the Company shall use its best efforts to cause to be registered under the 1933 Act all of the Registrable Securities that each such Holder has so requested to be registered. If, in the written opinion of the managing underwriter or underwriters (or, in the case of a non-underwritten offering, in the written opinion of the placement agent, or if there is none, the Company), the total amount of such securities to be so registered, including such Registrable Securities, will exceed the maximum amount of the Company's securities which can be marketed (i) at a price reasonably related to the then current market value of such securities, or (ii) without otherwise materially and adversely affecting the entire offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be reduced pro rata to the extent necessary to reduce the total amount of securities to be included in such offering to the recommended amount; provided that if securities are being offered for the account of other Persons as well as the Company, such reduction shall not represent a greater fraction of the number of securities intended to be offered by Holders than the fraction of similar reductions imposed on such other Persons other than the Company over the amount of securities they intended to offer. The Company shall be obligated to effect and pay for an unlimited number registrations pursuant to this Section 5; provided, that a registration requested pursuant to this Section 5 shall not be deemed to have been effected for purposes of this sentence, unless (i) it has been declared effective by the Commission, (ii) if it is a shelf registration, it has remained effective for the period set forth in Section 3(b), and (iii) the Registrable Securities pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the Commission (other than any such action prompted by any act or omission of the Holders). Once a registration pursuant to this Section 5 has been effected as to a Holder, the Company's obligations under this Section 5 as to such Holder shall terminate.

         6. Intentionally Omitted.

         7. Expenses of Registration. The Company agrees to pay all expenses incurred in connection with the registration pursuant to Section 2 or 5 of this Agreement, including, without limitation, all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees (including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance), exchange listing fees or National Association of Securities Dealers fees, messenger and delivery expenses, all fees and expenses of complying with securities or blue sky laws, fees and disbursements of counsel for the Company. The Holders of a majority of the Registrable Securities shall have the right to select one legal counsel to review and oversee any offering materials pursuant to Section 2 ("Legal Counsel") and the costs of such legal counsel (not to exceed $7,500) shall be borne by the Company. The Company shall reasonably cooperate with Legal Counsel in performing the Company's obligations. The Holders shall bear and pay the underwriting commissions and discounts and broker commissions applicable to the Registrable Securities offered for their account in connection with any registrations, filings and qualifications made pursuant to this Agreement.

         8. Indemnification and Contribution.

            (a) Indemnification by the Company. The Company agrees to indemnify, to the full extent permitted by law, each Holder, its officers, directors and agents and each Person who controls such Holder (within the meaning of the 1933 Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein (in case of a prospectus or preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

            (b) Indemnification by Holders. In connection with the Registration Statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information with respect to such Holder as the Company reasonably requests for use in connection with such Registration Statement or prospectus and agrees to indemnify, to the extent permitted by law, the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the 1933 Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact required to be stated in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in the light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with any information with respect to such Holder so furnished in writing by such Holder, provided that a Holder's indemnity will not exceed proceeds received by Holder from the sale giving rise to the indemnity payment.

            (c) Conduct of Indemnification Proceeding. Any Person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such Person of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such Person will claim indemnification or contribution pursuant to this Agreement and, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claim, permit the indemnifying party to assume the defense of such claims with counsel reasonably satisfactory to such indemnified party. Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). Failure by such Person to provide said notice to the indemnifying party shall itself not create liability except to the extent of any injury caused thereby. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one (1) counsel with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

            (d) Contribution. If for any reason the indemnity provided for in this Section 8 is unavailable to, or is insufficient to hold harmless, an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties; and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                  If indemnification is available under his Section 8, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 8(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 8.

         9. Transfer of Registration Rights. The registration rights of any Holder under this Agreement with respect to any Registrable Securities may be transferred to any transferee of such Registrable Securities; provided that such transfer may otherwise be effected in accordance with applicable securities laws; provided further, that such transfer of Registrable Securities is in accordance with the terms of the Securities Purchase Agreement; provided further, that the transferring Holder shall give the Company written notice at or prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; provided further, that such transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound as a Holder by the provisions of this Agreement; and provided further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by such transferee is restricted under the 1933 Act. Except as set forth in this Section 9, no transfer of Registrable Securities shall cause such Registrable Securities to lose such status.

         10. Miscellaneous.

             (a) Successors and Assigns. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

             (b) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York. The Company hereby irrevocably consents to the jurisdiction of the Courts of the State of New York and of any Federal Court located in New York in connection with any action or proceeding arising out of or relating to this Agreement. In any such litigation the Company waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to the Chief Executive Officer of the Company at its address set forth on the signature pages hereto.

             (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             (d) Headings. The headings in this Agreement are used for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

             (e) Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be delivered in person or by telecopy or by overnight courier guaranteeing no later than second business day delivery, directed to (i) the Company at the address set forth below its signature hereof (with a copy, which copy shall not constitute notice, to Perley-Robertson, Hill & McDougall LLP, 90 Sparks Street, 4th Floor, Ottawa, Ontario K1P 1E2, Attention: Michael Gerrior, Esq.) or (ii) a Holder at the address set forth below its signature hereof. Any party may change its address for notice by giving ten (10) days advance written notice to the other parties. Every notice or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, or on the date actually received, if sent by telecopy or overnight courier service, with receipt acknowledged.

             (f) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Holders shall be enforceable to the fullest extent permitted by law.

             (g) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

             (h) Recitals. The recitals are hereby incorporated in the Agreement as if fully set forth herein.

             (i) Future Registration Rights. Until such time as there are no further obligations of the Company to register the Registrable Securities pursuant to this Agreement, the Company shall not grant to any third party any registration rights equal or more favorable than those contained herein; provided, however, that the foregoing provisions shall not prevent the Company from granting to a third party specific registration rights that are equal to those contained herein, as long as all of the registration rights granted to such third party, taken as whole, are less favorable to third party than those granted to the Holders herein. Notwithstanding the foregoing, the Company specifically covenants to enter into a registration rights agreement with the Holders on terms substantially comparable to the terms contained herein in order to register the common stock issuable upon conversion of the Preferred Stock. Said registration statement will be entered into promptly following the Company's due authorization of the Preferred Stock.

                  IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first above written.


COMPANY:

Workstream Inc.



By: /s/ Michael Mullarkey
    ---------------------
Name: Michael Mullarkey
Title: Chairman and CEO

SHAREHOLDER:
Sands Brothers Venture Capital III LLC
By: SB Venture Capital Management III LLC,
Manager

By: /s/ Steven Sands
    --------------------------------------
Name: Steven Sands
Title: Manager


Sands Brothers Venture Capital IV LLC
By: SB Venture Capital Management IV LLC,
Manager

By: /s/ Steven Sands
    --------------------------------------
Name: Steven Sands
Title: Manager



Sands Brothers & Co., Ltd.


By: /s/ Steven Sands

Name: Steven Sands

Title: Co-Chairman

                                   SCHEDULE 1

                               Holders of Warrants



Sands Brothers Venture Capital III LLC: 200,000 Warrants

Sands Brothers Venture Capital IV LLC: 100,000 Warrants

Sands Brothers & Co., Ltd.:  50,000 Warrants